Amendment to

Administration, Bookkeeping and Pricing Services Agreement

This Amendment, dated March 18, 2015 (this “Amendment”), to the Administration, Bookkeeping and Pricing Services Agreement, dated June 28, 2011, as amended (the “Agreement”), between Centre Funds (the “Trust”) and ALPS Fund Services, Inc. (“ALPS”).

WHEREAS, the Trust and ALPS wish to amend the Agreement to modify Appendix A (List of Portfolios) and the Appendix C (Compensation) to account for a new series of the Trust.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.            Appendix A (List of Portfolios) to the Agreement is deleted in its entirety and replaced with the Appendix A (List of Portfolios) attached hereto; and

2.            Appendix C (Compensation) to the Agreement is deleted in its entirety and replaced with the Appendix C (Compensation) attached hereto.

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. All capitalized terms herein shall have the same meaning as ascribed to them in the Agreement.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the day and year first above written.

CENTRE FUNDS		ALPS FUND SERVICES, INC.

By:	/s/ James A. Abate	By:	/s/ Jeremy O. May
Name: James A. Abate Title: President		Name: Jeremy O. May Title: President

APPENDIX A

LIST OF PORTFOLIOS

March 18, 2015

Centre American Select Equity Fund
Centre Global Select Equity Fund
Centre Multi-Asset Real Return Fund
Centre Active U.S. Treasury Fund
Centre Active U.S. Tax Exempt Fund

APPENDIX C

COMPENSATION

Annual Base Fee

●	Greater of $400,000 annual minimum or the following basis point fee schedule:

Annual Net Assets	Basis Points
Between $0 - $1B	7.0
$1B - $3B	3.5
Above $3B	1.5

Share Class Charges

●	$7,500 annual charge for each additional share class over the first two share classes in each series.

LATE CHARGES:  All invoices are due and payable upon receipt.  Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.

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